Exhibit 23.1

TBPE REGISTERED ENGINEERING FIRM F-1580	FAX (713) 651-0849
1100 LOUISIANA STREET SUITE 4600 HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent petroleum engineers, Ryder Scott Company, L.P. hereby consents to the reference to us and our report under the caption “Part II. Item 8. Financial Statements and Supplementary Data – Supplemental Oil and Natural Gas Operations (Unaudited)” and the inclusion of our reserve report as Exhibit 99.1 in the Annual Report on Form 10-K of EP Energy LLC for the year ended December 31, 2013.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

February 27, 2014

SUITE 600, 1015 4TH STREET, S.W.	CALGARY, ALBERTA T2R 1J4	TEL (403) 262-2799	FAX (403) 262-2790
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